Exhibit 99.1

Press Release Contact: David W. Wehlmann Executive Vice President & Chief Financial Officer

Amex Symbol: GW
     FOR IMMEDIATE RELEASE: HOUSTON, TEXAS — MAY 25, 2006, GREY WOLF, INC. ANNOUNCES $100 MILLION COMMON STOCK REPURCHASE PROGRAM
     Houston, Texas, May 25, 2006 — Grey Wolf, Inc. (“Grey Wolf” or the “Company”) (AMEX-GW), announced that its Board of Directors has authorized the Company to repurchase from time to time up to $100 million of common stock in open market or in privately negotiated block-trade transactions. The number of shares to be purchased and the timing of purchases will be based on several factors, including the price of the common stock, general market conditions, available cash and alternate investment opportunities. The stock repurchase program is subject to termination prior to completion.
     Tom Richards, Chairman, President and Chief Executive Officer stated, “We are committed to bringing value to our shareholders. Our strong cash position enables us to consider repurchasing common stock as one of several strategic investment options while continuing to finance future growth. The stock repurchase program underscores the Board’s confidence in the current and projected strength of Grey Wolf’s balance sheet and expected future performance.”
     This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements relate to our stock repurchase program and are subject to a number of important factors, many of which are beyond our control that could cause actual results to differ materially. Some factors that could cause actual results to differ materially are changes in prices of and demand for our services, the price of our common stock, and other operating and economic considerations. Please refer to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2006 for additional information concerning other risk factors that could cause actual results to differ materially from these forward-looking statements.
     Grey Wolf, Inc., headquartered in Houston, Texas, is a leading provider of turnkey and contract oil and gas land drilling services in the best natural gas producing regions in the United States with a current total drilling rig fleet of 114, which will increase to 119 with the expected addition of five rigs later this year.

GREY WOLF, INC .
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com